Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
SempraEnergy
(877) 340-8875
www.sempra.com

Financial Contact:	Victor Vilaplana
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY ANNOUNCES 2012 FINANCIAL RESULTS

• Earnings-per-Share Guidance Range of $4.30 to $4.80 Set for 2013 • Company Advances Strategic Plan With 2012 Accomplishments:

❖ Sunrise Powerlink Transmission Line Energized ❖ Mexican Pipeline Projects Added ❖ Renewable Energy Generation Portfolio More Than Doubled ❖ Cameron LNG Export Project Achieved Key Milestones

SAN DIEGO, Feb. 26, 2013 – Sempra Energy (NYSE: SRE) today reported 2012 earnings of $859 million, or $3.48 per diluted share, compared with $1.3 billion, or $5.51 per diluted share, in 2011.

Earnings in 2012 included $239 million in non-cash charges related to a write-down on Sempra U.S. Gas & Power’s 25-percent ownership stake in the Rockies Express Pipeline.  The charges were partially offset by the receipt of a $25 million after-tax cash payment in the fourth quarter 2012 from Kinder Morgan related to the sale of its 50-percent stake in the Rockies Express Pipeline.  In 2011, Sempra Energy benefited from a gain of $277 million, reflecting the write-up in value of Sempra International’s South American utility investments.  Excluding the net write-down in 2012 and gain in 2011, Sempra Energy’s adjusted earnings were $1.07 billion, or $4.35 per diluted share, in 2012, compared with $1.05 billion, or $4.36 per diluted share, in 2011.

Sempra Energy’s fourth-quarter 2012 earnings were $293 million, or $1.18 per diluted share, compared with fourth-quarter 2011 earnings of $285 million, or $1.18 per diluted share.  Excluding the receipt from Kinder Morgan, adjusted earnings in the fourth quarter 2012 were $268 million, or $1.08 per diluted share.

“In 2012, we met our key operational and financial goals and made significant progress in executing on our strategy,” said Debra L. Reed, chairman and CEO of Sempra Energy.  “Our domestic and international utilities performed well; San Diego Gas & Electric put its Sunrise Powerlink transmission line into service; we were awarded bids in Mexico to construct and own approximately $1 billion of natural gas pipelines; we more than doubled our renewable energy generation portfolio; and we completed major regulatory filings for our Cameron LNG export project.  We remain on track with our goal to deliver compound annual earnings growth of 6 percent to 8 percent, along with an increased dividend.”

Last week, Sempra Energy’s board of directors approved a 5-percent increase in the dividend to $2.52 per share from $2.40 per share, on an annualized basis.

In December 2012, following successful completion of the pre-filing process at the Federal Energy Regulatory Commission (FERC), the company filed its formal FERC permit application seeking approval to begin construction of the Cameron LNG liquefaction and export terminal in Louisiana.  The company expects to receive all necessary regulatory permits by the end of this year for the project, which is expected to begin operations in 2017 and process up to 1.7 billion cubic feet per day of natural gas for export to international markets.

CALIFORNIA UTILITIES

As previously reported, the revenue requirement established in the General Rate Cases for San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas) will be retroactive to Jan. 1, 2012.  Until the California Public Utilities Commission reaches a final decision, both utilities are recording revenues based on 2011 authorized levels, as adjusted for the recovery of incremental wildfire insurance premiums.  SoCalGas and SDG&E will record the cumulative change resulting from the decision, retroactive to the beginning of 2012, in the quarter a final decision is approved.

San Diego Gas & Electric

Earnings for SDG&E increased to $484 million in 2012 from $431 million in 2011.  In the fourth quarter 2012, SDG&E earned $110 million, compared with $158 million in the prior year’s fourth quarter, primarily due to higher revenues for incremental wildfire insurance premiums in the fourth quarter 2011 and higher expenses with no authorized revenue increase in 2012.

Southern California Gas Co.

SoCalGas earned $289 million in 2012, compared with $287 million in 2011. In the fourth quarter, SoCalGas’ earnings were $99 million in 2012, compared with $79 million in 2011, due to lower income taxes, partially offset by higher depreciation and other operating expenses.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In 2012, earnings for Sempra South American Utilities were $164 million, compared with $425 million in 2011.  Earnings in 2011 were higher due to the $277 million second-quarter gain from the write-up in value of the company’s South American utility investments.  In the fourth quarter 2012, Sempra South American Utilities had earnings of $46 million, up from $39 million in the prior year’s fourth quarter.

Sempra Mexico

Sempra Mexico’s earnings in 2012 were $157 million, compared with $192 million in 2011.  Sempra Mexico’s fourth-quarter earnings were $35 million in 2012, compared with $80 million in 2011.  During the fourth quarter 2012, a change in an intercompany agreement resulted in lower earnings at Sempra Mexico and higher earnings at Sempra Natural Gas.

SEMPRA U.S. GAS & POWER

Sempra Renewables

In 2012, earnings for Sempra Renewables increased to $61 million from $7 million in 2011.  Fourth-quarter earnings for Sempra Renewables were $14 million in 2012, compared with a loss of $2 million in 2011, due primarily to the addition of solar and wind assets in 2012.

Since the beginning of 2012, Sempra U.S. Gas & Power has put into service more than 500 megawatts (MW) of wind and solar power projects stretching from Hawaii to Pennsylvania.  The company’s portfolio of renewable energy now totals nearly 850 MW.

Sempra Natural Gas

Sempra Natural Gas posted a loss of $241 million in 2012, compared with earnings of $115 million in 2011.  Sempra Natural Gas’ 2012 results included the $239 million of non-cash charges for the write-down of its investment in the Rockies Express Pipeline, offset by the receipt of the $25 million cash payment from Kinder Morgan related to the sale of its ownership in the pipeline.  In the fourth quarter 2012, Sempra Natural Gas earned $19 million, compared with a loss of $36 million in the fourth quarter 2011.  The higher fourth-quarter earnings were due primarily to the receipt of the cash payment from Kinder Morgan and the change in the intercompany agreement with Sempra Mexico, partially offset by lower earnings from LNG marketing operations.

2013 EARNINGS GUIDANCE

Sempra Energy today announced an earnings-per-share guidance range for 2013 of $4.30 to $4.80, which includes recording the anticipated 2012 impact of the final decision in SDG&E’s and SoCalGas’ General Rate Cases (expected in the first half of 2013) and approximately $0.30 per share in higher tax expense from repatriation of dividends from international operations.

NON-GAAP FINANCIAL MEASURES

Adjusted earnings for 2012 and 2011 are non-GAAP financial measures.  Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the fourth-quarter financial tables.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 2184727.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2012 revenues of approximately $10 billion.  The Sempra Energy companies’ nearly 17,000 employees serve more than 31 million consumers worldwide.

###

On Jan. 1, 2012, Sempra Energy consolidated Sempra Generation, Sempra Pipelines & Storage and Sempra LNG into two new operating units: Sempra International and Sempra U.S. Gas & Power. Sempra International is comprised of two new reporting segments:  Sempra South American Utilities and Sempra Mexico.  Sempra U.S. Gas & Power also is comprised of two new reporting segments:  Sempra Renewables and Sempra Natural Gas. Beginning in the first quarter 2012, in addition to San Diego Gas & Electric and Southern California Gas Co., Sempra Energy began reporting financial results under each of the above segments.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “would,” ”could,” “should,” “potential,” “target,” “outlook,” “depends,” “pursue” or similar expressions, or discussions of guidance, strategies, plans, goals, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, U.S. Department of Energy, Nuclear Regulatory Commission, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries where the company does business; capital market conditions, including the availability of credit and the liquidity of investments; inflation, interest and exchange rates; the impact of benchmark interest rates, generally the U.S. Treasury bond and Moody’s A-rated utility bond yields, on the California utilities’ cost of capital; the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of the granting of, permits, licenses, certificates and other authorizations; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent in nuclear power generation and radioactive materials storage, including catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the generation facility due to an extended outage, and increased regulatory oversight; risks posed by decisions and actions of fourth parties who control the operations of investments in which the company does not have a controlling interest; wars, terrorist attacks and cyber security threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the status of deregulation of retail natural gas and electricity delivery; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas) and Sempra International, LLC and Sempra U.S. Gas & Power, LLC are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011
	(unaudited)
REVENUES
Utilities	$ 2,342	$ 2,389	$ 8,441	$ 8,322
Energy-related businesses	326	215	1,206	1,714
Total revenues	2,668	2,604	9,647	10,036
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(426)	(499)	(1,290)	(1,866)
Cost of electric fuel and purchased power	(508)	(421)	(1,760)	(1,397)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(135)	(52)	(481)	(746)
Other cost of sales	(42)	(14)	(159)	(137)
Litigation expense	(8)	(7)	(26)	(37)
Other operation and maintenance	(818)	(815)	(2,923)	(2,788)
Depreciation and amortization	(287)	(247)	(1,090)	(976)
Franchise fees and other taxes	(95)	(84)	(359)	(343)
Equity earnings (losses), before income tax:
RBS Sempra Commodities LLP	-	-	-	(24)
Rockies Express Pipeline LLC	54	14	(312)	43
Other	2	(1)	(7)	(10)
Remeasurement of equity method investments	-	-	-	277
Other income, net	35	44	172	130
Interest income	10	5	24	26
Interest expense	(141)	(121)	(493)	(465)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	309	406	943	1,723
Income tax expense	(11)	(105)	(59)	(394)
Equity earnings, net of income tax	7	7	36	52
Net income	305	308	920	1,381
Earnings attributable to noncontrolling interests	(11)	(21)	(55)	(42)
Preferred dividends of subsidiaries	(1)	(2)	(6)	(8)
Earnings	$ 293	$ 285	$ 859	$ 1,331

Basic earnings per common share	$ 1.21	$ 1.19	$ 3.56	$ 5.55
Weighted-average number of shares outstanding, basic (thousands)	241,984	239,803	241,347	239,720

Diluted earnings per common share	$ 1.18	$ 1.18	$ 3.48	$ 5.51
Weighted-average number of shares outstanding, diluted (thousands)	247,570	241,756	246,693	241,523
Dividends declared per share of common stock	$ 0.60	$ 0.48	$ 2.40	$ 1.92

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED
EARNINGS EXCLUDING NET IMPAIRMENT CHARGE AND GAIN FROM REMEASUREMENT OF
EQUITY METHOD INVESTMENTS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share excluding a $214 million impairment charge on our investment in Rockies Express LLC, net of a $25 million Kinder Morgan receipt in the fourth quarter of 2012, and a $277 million gain from the remeasurement of equity method investments in Chilquinta Energía and Luz del Sur in the second quarter of 2011 are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2012 to 2011 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended December 31,		Years ended December 31,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011
Sempra Energy GAAP Earnings	$ 293	$ 285	$ 859	$ 1,331
Add: Year-to-Date Impairment Charge, Net of Fourth-Quarter Receipt	(25)	-	214	-
Less: Remeasurement Gain in 2011	-	-	-	(277)
Sempra Energy Adjusted Earnings	$ 268	$ 285	$ 1,073	$ 1,054

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.18	$ 1.18	$ 3.48	$ 5.51
Sempra Energy Adjusted Earnings	$ 1.08	$ 1.18	$ 4.35	$ 4.36
Weighted-average number of shares outstanding, diluted (thousands)	247,570	241,756	246,693	241,523

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$ 475	$ 252
Restricted cash	46	24
Accounts receivable, net	1,299	1,345
Income taxes receivable	56	-
Deferred income taxes	148	-
Inventories	408	346
Regulatory balancing accounts – undercollected	395	38
Regulatory assets	62	89
Fixed-price contracts and other derivatives	95	85
U.S. Treasury grants receivable	258	-
Asset held for sale, power plant	296	-
Settlements receivable related to wildfire litigation	5	10
Other	152	143
Total current assets	3,695	2,332

Investments and other assets:
Restricted cash	22	22
Regulatory assets arising from pension and other postretirement benefit obligations	1,151	1,126
Regulatory assets arising from wildfire litigation costs	364	594
Other regulatory assets	1,227	1,060
Nuclear decommissioning trusts	908	804
Investments	1,516	1,671
Goodwill	1,111	1,036
Other intangible assets	436	448
Sundry	878	691
Total investments and other assets	7,613	7,452
Property, plant and equipment, net	25,191	23,465
Total assets	$ 36,499	$ 33,249

Liabilities and Equity
Current liabilities:
Short-term debt	$ 546	$ 449
Accounts payable	1,110	1,107
Income taxes payable	-	5
Deferred income taxes	-	173
Dividends and interest payable	266	219
Accrued compensation and benefits	337	323
Regulatory balancing accounts – overcollected	141	105
Current portion of long-term debt	725	336
Fixed-price contracts and other derivatives	77	92
Customer deposits	143	142
Reserve for wildfire litigation	305	586
Other	608	615
Total current liabilities	4,258	4,152
Long-term debt	11,621	10,078

Deferred credits and other liabilities:
Customer advances for construction	144	142
Pension and other postretirement benefit obligations, net of plan assets	1,456	1,423
Deferred income taxes	2,100	1,520
Deferred investment tax credits	46	49
Regulatory liabilities arising from removal obligations	2,720	2,551
Asset retirement obligations	2,033	1,905
Other regulatory liabilities	1	87
Fixed-price contracts and other derivatives	252	301
Reserve for wildfire litigation	22	10
Deferred credits and other	1,084	774
Total deferred credits and other liabilities	9,858	8,762
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders’ equity	10,282	9,775
Preferred stock of subsidiary	20	20
Other noncontrolling interests	381	383
Total equity	10,683	10,178
Total liabilities and equity	$ 36,499	$ 33,249

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(Dollars in millions)	2012	2011

Cash Flows from Operating Activities
Net income	$ 920	$ 1,381
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,090	976
Deferred income taxes and investment tax credits	(43)	3
Equity losses (earnings)	324	(61)
Remeasurement of equity method investments	-	(277)
Fixed-price contracts and other derivatives	(26)	2
Other	34	(15)
Net change in other working capital components	(630)	(224)
Distributions from RBS Sempra Commodities LLP	-	53
Changes in other assets	219	34
Changes in other liabilities	130	(5)
Net cash provided by operating activities	2,018	1,867

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,956)	(2,844)
Proceeds from sale of assets and investments	74	2
Expenditures for investments and acquisition of businesses, net of cash acquired	(445)	(941)
Distributions from RBS Sempra Commodities LLP	-	570
Distributions from other investments	207	64
Purchases of nuclear decommissioning and other trust assets	(738)	(755)
Proceeds from sales by nuclear decommissioning and other trusts	733	753
Decrease in restricted cash	196	653
Increase in restricted cash	(218)	(541)
Other	(11)	(31)
Net cash used in investing activities	(3,158)	(3,070)

Cash Flows from Financing Activities
Common dividends paid	(550)	(440)
Redemption of subsidiary preferred stock	-	(80)
Preferred dividends paid by subsidiaries	(6)	(8)
Issuances of common stock	78	28
Repurchases of common stock	(16)	(18)
Issuances of debt (maturities greater than 90 days)	3,097	2,098
Payments on debt (maturities greater than 90 days)	(1,112)	(482)
Decrease in short-term debt, net	(47)	(498)
Purchase of noncontrolling interests	(7)	(43)
Distributions to noncontrolling interests	(61)	(16)
Other	(21)	(7)
Net cash provided by financing activities	1,355	534

Effect of exchange rate changes on cash and cash equivalents	8	9

Increase (decrease) in cash and cash equivalents	223	(660)
Cash and cash equivalents, January 1	252	912
Cash and cash equivalents, December 31	$ 475	$ 252

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2012	2011	2012	2011
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 110	$ 158	$ 484	$ 431
Southern California Gas	99	79	289	287
Sempra International:
Sempra South American Utilities	46	39	164	425
Sempra Mexico	35	80	157	192
Sempra U.S. Gas & Power:
Sempra Renewables	14	(2)	61	7
Sempra Natural Gas	19	(36)	(241)	115
Parent & Other	(30)	(33)	(55)	(126)
Earnings	$ 293	$ 285	$ 859	$ 1,331

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2012	2011	2012	2011
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 239	$ 669	$ 1,237	$ 1,831
Southern California Gas	177	184	639	683
Sempra International:
Sempra South American Utilities	67	47	184	(132)
Sempra Mexico	32	5	45	16
Sempra U.S. Gas & Power:
Sempra Renewables	228	369	1,089	493
Sempra Natural Gas	58	(15)	202	241
Parent & Other	-	4	5	858
Eliminations(2)	-	(205)	-	(205)
Consolidated Capital Expenditures and Investments	$ 801	$ 1,058	$ 3,401	$ 3,785

(1)

The $611 million of net cash used to fund the purchase of controlling interests in our investments in Chile and Peru in the second quarter of 2011 is recorded as a net expenditure of $852 million at Parent and Other, partially offset by $241 million of cash acquired in the purchase, which is recorded at Sempra South American Utilities.

(2)	Amount represents elimination of intercompany sale of El Dorado power plant in October 2011.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
UTILITIES	2012	2011	2012	2011

California Utilities – SDG&E and SoCalGas
Gas Sales (bcf)(1)	102	118	380	403
Transportation (bcf)(1)	181	155	736	620
Total Deliveries (bcf)(1)	283	273	1,116	1,023
Total Gas Customers (Thousands)			6,678	6,655

Electric Sales (Millions of kWhs)(1)	4,220	4,026	16,626	16,247
Direct Access (Millions of kWhs)	926	838	3,399	3,265
Total Deliveries (Millions of kWhs)(1)	5,146	4,864	20,025	19,512
Total Electric Customers (Thousands)			1,401	1,394

Other Utilities (2)
Natural Gas Sales (bcf)
Argentina	84	88	358	355
Mexico	6	6	23	22
Mobile Gas	13	11	43	40
Willmut Gas(3)	7	-	15	-
Natural Gas Customers (Thousands)
Argentina			1,859	1,810
Mexico			93	90
Mobile Gas			88	89
Willmut Gas(3)			20	-
Electric Sales (Millions of kWhs)
Peru	1,672	1,596	6,668	6,309
Chile	683	658	2,698	2,520
Electric Customers (Thousands)
Peru			959	926
Chile			623	609

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico(4)	706	1,085	3,817	3,063

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(5)	440	225	1,207	633
Sempra Natural Gas	1,179	1,051	6,580	10,621

(1) Includes intercompany sales

(2) Represents 100% of the distribution operations of the subsidiary, although the subsidiary in Argentina is not consolidated within Sempra Energy and the related investments are accounted for under the equity method.  The subsidiaries in Peru and Chile were also accounted for under the equity method until April 6, 2011, when they became consolidated entities upon our acquisition of additional ownership interests.

(3) Acquired in May 2012.
(4) Sales to Sempra Natural Gas.

(5) Includes 100% of power sold from solar projects and 50% of total power sold related to wind projects in which Sempra Energy has a 50% ownership. The 50%-owned subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method.